UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITES EXCHANGE ACT OF 1934


Date of Report (Date of earliest events reported) July 12, 2000
                                                  ----------------
                                                  July 10, 2000
                                                  ----------------


                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact name of registrant as specified in its charter)


         New Mexico                                          85-0019030
 ---------------------------     Commission              ----------------------
(State or Other Jurisdiction     File Number 1-6986        (I.R.S. Employer
     of Incorporation)                       ------      Identification) Number)



  Alvarado Square, Albuquerque, New Mexico                      87158
  ----------------------------------------                      -----
  (Address of principal executive offices)                    (Zip Code)



                                 (505) 241-2700
                                 --------------

              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)




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Item  5.   Other Event

The following is the Company's press release and is being filed herewith as a current event.

PNM Welcomes Navopache Electric Cooperative as Wholesale Customer

ALBUQUERQUE, N.M., July 10, 2000 - PNM, Public Service Company of New Mexico (NYSE:PNM), has begun providing more than 50 megawatts of power to Navopache Electric Cooperative under a long-term wholesale contract.

The 10-year contract with the co-op is expected to increase PNM power sales by about 300,000 megawatt-hours (MWh) annually, generating an additional $12 million a year in revenues for the company. PNM wholesale power sales totaled nearly 11.2 million MWh last year, up 27 percent over the previous year.

Navopache, which serves more than 25,000 members in rural Arizona and New Mexico, was formerly a member of Plains Electric Generation and Transmission Cooperative. Navopache elected to purchase its power from PNM when Plains merged with Tri-State Generation and Transmission Association July 1.

"Our challenge was to help our members save money, and I think we've successfully done that by choosing to get our power from PNM," said Vernon Hollimon, president of the Navopache board.

Through its interest in the Palo Verde nuclear plant in Arizona and the coal-fired San Juan Generating Station in New Mexico, PNM has access to strategically located resources in the Southwest. "Our mix of generation resources, coupled with our active trading desk, gives us considerable flexibility," said Eddie Padilla, PNM senior vice president for bulk power marketing and development. "As a result, we were able to structure a deal tailored to meet Navopache's specific needs."

The Navopache contract is part of PNM's plan to substantially expand its wholesale power business, which now accounts for about a third of the company's total operating revenues and has been growing at a rate of about 30 percent annually over the last five years.

During the first half of 2000, "the weather has been unseasonably hot, both on the West Coast and in the desert Southwest, and power supplies are tight," Padilla said. "As a result, prices have been substantially higher than in previous years."

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


To meet increased demand, PNM has entered into a long-term contract to purchase 132MW of power from a new gas-fired generating plant in New Mexico and an additional 50MW from a Colorado utility. Another 100 MW will become available in April 2001 when PNM's present contract to sell power to a California utility ends. "With continued success in the wholesale market and growth in PNM's home service territory, we believe most of that power will be committed by the time the California contract expires," Padilla said.

PNM operates a combined electric and gas utility serving approximately 1.3 million people in New Mexico and sells power on the wholesale market. Avistar, a wholly-owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, offers energy and water management solutions for government and institutional clients in the Southwest, and is assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system. PNM stock is traded primarily on the NYSE under the symbol PNM.

Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. Continued growth of the company's sales and revenues in the wholesale power market is dependent upon a number of factors, all of which the company is unable to predict at this time and which may have an impact on PNM's future profitability. For a more detailed discussion of these and other important factors affecting PNM, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 1999, and Form 10-Q for the quarter ended March 31, 2000 and 8-K filings with the Securities and Exchange Commission.

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


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PUBLIC SERVICE COMPANY OF NEW MEXICO
                                          ------------------------------------
                                                     (Registrant)


Date:  July 12, 2000                               /s/ John R. Loyack
                                          ------------------------------------
                                                       John R. Loyack
                                            Vice President, Corporate Controller
                                                and Chief Accounting Officer
                                                (Officer duly authorized to
                                                    sign this report)



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